Exhibit 10.23

Share Transfer Agreement

Party A (Transferor): Guangzhou Cornerstone Asset Management Co., Ltd.

Address: Room 01&12, 49F, Chow Tai Fook Financial Center, No. 6 Pearl River East Road, Tianhe District, Guangzhou, Guangdong, China

Legal Representative: He Xu

Party B (Transferee): Huang Fusheng

ID Card No.: 440111194511174251

Address: Room 502, No. 261, Huangpu Avenue West, Guangzhou City

Party C: Beijing Cornerstone Asset Management Co., Ltd. (hereinafter the “Target Company”)

Address: Internal Room 03 & 05, Office 2T01, 15F, No. 79, Jian’guo Road, Chaoyang District, Beijing City

Legal Representative: Zhi Wuxia

Whereas:

1.

Party C is a limited liability company duly established under the law. Up to the signing date of this Agreement, the registered capital of Party C is RMB 41,660,000 yuan, and Party A lawfully owns the RMB 16,250,000 shareholding in Party C (accounting for 39% of the registered capital of Party C).

2.	Party A is willing to transfer the 39% shares it holds in Party C (hereinafter the “Target Share”) to Party B.

3.	Party C has duly convened a shareholders’ meeting and adopted a resolution for the above share transfer in accordance with the law and its Articles of Association.

4.	The other shareholders of Party C have waived their preemptive rights to purchase the Target Share in the same conditions.

The Parties have, in line with the principles of mutual benefit and good faith, reached the following agreement on Party A transferring the Target Share it lawfully holds to Party C in accordance with the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other relevant laws, regulations and rules of the authorities.

1	Brief Introduction of Party C

1.1

Party C, duly incorporated on December 25, 2015, is a limited liability company established by Party A and the other 6 individual shareholders. Its registration number is 110105020432078 and its legal representative is Zhi Wuxia.

1.2	Its period of operation is from December 25, 2015 until December 24, 2045, and the registered capital is RMB 416,600,00 yuan.

1.3	Up to the signing date of this Agreement, Party C’s structure of shareholding is as follows:

Name of Shareholder	Ratio of Shareholding	Amount of Equity Subscription (in RMB 10,000 yuan)
Guangzhou Cornerstone Asset Management Co., Ltd.	39.00%	1,625
Zhi Wuxia	24.00%	1,000
Chen Yumei	17.00%	708
Huang Yong	7.00%	292
Xu Daqin	5.00%	208
Chen Runling	5.00%	208
Wen Bo	3.00%	125

Total:	100%	4,166

2	Payment of Price for the Transfer of Target Share

2.1

The total price for the transfer of Target Share is RMB 23,000,000 yuan. Party B shall pay the price in three installments: the first installment RMB 3,000,000 yuan shall be paid on June 30, 2019; the second installment RMB 10,000,000 yuan shall be paid on December 31, 2019, and the third installment RMB 10,000,000 yuan shall be paid on March 31, 2021.

Party A’s bank account for receiving the payment is as follows:

Account Name: Guangzhou Cornerstone Asset Management Co., Ltd.

Account No.: 640566028533

Opening Bank: Bank of China Guangzhou Pearl River Branch

3	Transfer of Ownership of the Target Share

3.1	Both Party A and Party B agree that Party B shall enjoy the shareholding and exercise the relevant rights of the Target Share from the signing date of this Agreement.

3.2

After the signing of this Agreement, Party A shall ensure that Party C will record the name and address of as well as the amount of shareholding transferred to Party C in the List of Shareholders, and prepare the relevant documents to complete the change of Party C’s shareholder at the relevant government authority (including but not limited to the administration authority for industry and commerce), and handle the announcement procedure (if necessary).

4	Representations and Warranties

4.1

Party A and Party B have duly completed their respective internal approval procedure for the transfer and purchase of the Target Share, and both of their representatives have been duly and effectively authorized to sign this Agreement.

4.2

Party A ensures that it has the capacity to sign and perform this Agreement, and the share transfer has all the lawful and necessary resolutions, authorizations and permits (including but not limited to those prescribed in Party C’s articles of association, and the other shareholders of Party C have agreed with the transfer to a third party and waives their pre-emptive rights in share transfer) and will not breach any compulsory or prohibitive clause of the law, regulation or rule of China.

4.3

Party A ensures that it lawfully enjoys the right to dispose of the Target Share, and its holding of the Target Share before completing the share transfer procedure is consistent with the relevant law and government policy. It has not fixed any pledge or other guarantee or any other encumbrance on the Target Share.

4.4

Party A ensures that Party C is not, either actually or potentially involved in any lawsuit or other legal actions, and it has not committed any tax evasion, tax dodgery or any other illegal conduct; otherwise, Party A shall undertake all the legal responsibilities arising therefrom. Party B may, if it considers its interest has been impaired due to any of the above reason, unilaterally cancel this Agreement and demand Party A to undertake the responsibilities for breaching contract.

4.5

Party A undertakes to timely and fully provide Party A with the information and data of Party C, especially the relevant information and data of Party C that has not been disclosed to the public, so as to facilitate Party B’s comprehensive understanding of Party C’s actual situation.

4.6

Party A has faithfully disclosed to Party B the material data for the purpose of this Share Transfer and all the licenses, documents and other data required for Party C’s business operation; and Party A guarantees all the above data and licenses are true and lawful.

4.7

Party A guarantees that all the representations and warranties relating to Party C that is made by it to Party B are true and complete. If any representation or warranty made by it is held to be untrue, incorrect or misleading, Party A shall undertake all the expenses suffered by Party B due to the investigation into Party C, including but not limited to the travel expenses, lawyer’s fee, appraisal fee and auditing fee.

4.8

Party B has fully understand the assets of Party C and the relevant policy of the local government, and it is willing to exercise the rights and perform the liabilities after the transfer of shares, and it promises to timely and fully pay the price to Party A in accordance with this Agreement and handle the relevant procedures.

4.9	Party B will continually support the management, technicians and ordinary employees retained by Party C without any reservation or discrimination.

4.10	Party B will continually perform the agreements signed with the existing clients of Party C, and continually promote the existing projects.

5	Payment of Costs and Taxes Related to The Transfer of the Target Shares

5.1	All the taxes related to the transfer of the Target Share shall be paid in accordance with the relevant law and regulation of the state.

6	Responsibilities for Breach of Contract

6.1

After this Agreement enters into force, both Party A and Party B shall strictly perform their respective liabilities agreed hereunder. If either Party fails to perform this Agreement or the performance is inconsistent with the agreement between the Parties (including but not limited to the liabilities during the transit period and the confidentiality liability, etc), it shall be deemed as a breach of contract, and unless otherwise prescribed in the Agreement, the breaching Party shall compensate the losses suffered by the non-breaching Party, including but not limited to the actual losses, expected losses, as well as the lawyer’s fee, travel expenses and prepaid appraisal expenses, etc arising from claiming the other Party for compensation of the losses.

6.2	Breaches of Contract

6.2.1

Either Party A or Party B refuses to perform or delays the performance of the assistance liability in the registration of share transfer. If a Party fails to provide the application data timely in accordance with the relevant rules, it shall be deemed as a delay of performance if it further fails to provide the relevant data within three days after the registration authority notifies in writing or, if there is no such notice in writing by the registration authority, the relevant party urges in writing.

6.2.2	Party B fails to pay the price in accordance with this Agreement.

6.2.3	Either Party fails to perform the notification, confidentiality or assistance liabilities in accordance with this Agreement or the business practice.

6.3

If one Party has performed its liabilities or is unable to perform the whole or a part of this Agreement due to any force majeure event that is not attributable to such Party, it shall not be deemed as a breach of contract.

7	Confidentiality

7.1

Unless otherwise agreed in this Agreement, each Party shall try its best to protect the confidentiality for the documents and data of the other Party that is obtained during the negotiation, signing and performance of this Agreement and cannot be obtained from public channels (including but not limited to the trade secret, business plan, operational activities, financial information, technical information and operational information, etc); excerpt for the data and information that may be obtained by the general public when it is disclosed.

7.2

Unless agreed by the discloser in writing, the documents and data may not be disclosed to any third party excerpt for the Parties hereof and their respective employees, lawyers and professional consultants. Both the Parties shall command their respective senior officers, lawyers, professional consultants and other employees to abide by the confidentiality liability prescribed hereunder.

7.3

Either Party may disclose to the relevant government agency if it is required by the law or regulation, or disclose directly to its attorneys and financial consultants if it is necessary for its normal business operation.

7.4	If the Share Transfer hereunder fails to be completed, each Party shall return or destroy the information and data that is obtained from the other Party.

7.5	The confidentiality obligation shall remain in force after this Agreement expires or is terminated.

8	Change and Termination of Agreement

8.1

Any change of this Agreement shall become effective only after it is signed by the Parties in writing when they reached agreement through negotiation. The change constitutes an integral part of this Agreement and replaces the part of the original Agreement that has been changed. If any part has been changed for more than one time, the last change shall prevail.

8.2

In any of the following circumstances, one Party may notify the other Party to terminate this Agreement, and the Agreement will be terminated on the date the notice is served on the other Party; the amount already received by Party A will be returned to party B (without interest) within 10 business days after this Agreement is terminated and neither Party will be held to undertake any other responsibility:

8.2.1	This Agreement is unable to be performed due to any force majeure event, or the performance cannot be resumed within 30 days after the occurrence of any force majeure event;

8.2.2

The Share Transfer is not approved or granted by the relevant authority or the registration procedure cannot be completed by the administration authority for industry and commerce within 30 days after the application for share transfer is submitted, and thus causes this Agreement to become unable to be performed for no fault of the Parties.

8.3	When the Agreement is terminated, all the rights and liabilities of the Parties hereunder shall terminate immediately.

8.4

If, before the Agreement is terminated, one Party breaches the Agreement and thus cause the other Party to suffer a loss, the other Party’s right to claim damages will not be affected by the termination of this Agreement.

9	Force Majeure

9.1	Force majeure events include any of the following circumstances:

9.1.1	Any war declared or not declared, state of war, lockout, embargo, government order, etc that directly affects the Share Transfer;

9.1.2	Any domestic riot, strike or insurgence of Party C’s employees that directly affects the Share Transfer;

9.1.3	Any fire, flood, typhoon, hurricane, tsunami, earthquake and other acts of god that directly affects the Share Transfer;

9.1.4	Any other force majeure event that may directly affects the Share Transfer as agreed by the Parties.

9.2

If there is any force majeure event, the Party whose performance is hindered shall immediately notify the other Party in the quickest way, and provide the other Party with a detailed written report of the force majeure event within 3 days after it happens. The Party affected by the force majeure event shall take all the reasonable measures to eliminate the effect of the force majeure event and reduce the losses caused to the other Party. The Parties may, on basis of the effect of the force majeure event upon the performance of this Agreement, decide whether to terminate or postpone the performance of this Agreement and whether to partly or wholly exempt the Party affected by the force majeure from its liabilities hereunder.

10	Dispute Resolution

10.1

If there is any dispute arising from the performance of this Agreement, it shall be resolved by the Parties through friendly negotiation. Should the negotiation fail, it shall be submitted to the court that has jurisdiction over the residence of Party C.

10.2

The effectiveness, interpretation, performance and dispute resolution of this Agreement shall be subject to the currently effective law, regulation, rules and other relevant compulsory provisions of the People’s Republic of China (excluding Hong Kong SAR, Taiwan and Macau SAR).

11	Others

11.1

The effective period of this Agreement lasts from the signing date until the date when Party C completes the registration procedure at the administration authority for industry and commerce and all the rights and liabilities of Party B hereunder is completely performed.

11.2	The attachments annexed hereto constitute an integral part of and are equally effective as this Agreement.

11.3

Any grace offered by one Party to the other Party that fails or delays in its performance shall not be deemed as a waiver of the rights and powers under this Agreement, and will not impair, affect or restrict any and all the rights and powers enjoyed by the Party in accordance with this Agreement or the relevant law or regulation.

11.4

If any one or more clauses of this Agreement are held as illegal, ineffective or unenforceable in accordance with the law or regulation of China, the illegality, ineffectiveness or unenforceability of such clauses will not affect or impair the legality, effectiveness and enforceability of the other clauses. The Parties shall stop performing such illegal, ineffective or unenforceable clauses and rectify them in good faith within the limit that is closest to the original clauses.

11.5

If there is any matter that is omitted or not clearly prescribed in this Agreement, it may be further agreed by the Parties in a supplementary agreement that is equally effective as this Agreement. Should there be any discrepancy between the supplementary agreement and this Agreement, the supplementary agreement shall prevail; if there is any discrepancy between two or more supplementary agreements, the latest supplementary agreement shall prevail.

11.6

Any notice or written communication made by one Party to the other Party (including but not limited to all the orders, written documents and/or notices hereunder) shall be sent to the corresponding Party via personal delivery, express mail or fax. The notice shall be deemed as served on the following date:

11.6.1	If sent via registered mail, on the date indicated on the acceptance acknowledgment held by the Party sending the notice;

11.6.2	If sent via fax, on the next business day after receiving the replying code or the acknowledgment of successful transmission;

11.6.3

If sent via express mail, on the date when the addressee accepts the service; if the addressee fails to accept the service for any reason irrelevant to a force majeure event, the third business day after it is posted shall be deemed as the date of service.

Party A’s address for service is as follows: Room 01&12, 49F, Chow Tai Fook Financial Center, No. 6 Pearl River East Road, Tianhe District, Guangzhou, Guangdong, China

Party B’s address for service is as follows:

11.7

All the Parties acknowledge that they have fully read and understand the true meaning and corresponding legal consequences of all the clauses hereof, and they have signed this Agreement on basis of their reading and understanding.

11.8

This Agreement is signed in four copies, with both Party A and Party B holding one copy, Party C holding one copy, and the remaining one copy submitted to the administration authority for industry and commerce for registration. All the copies of this Agreement are equally effective.

11.9	This Agreement enters into force after it is signed and sealed by the legal representatives of the Parties.

Party A (Seal): (seal of Guangzhou Cornerstone Asset Management Co., Ltd.)

Signature of Legal Representative: /s/ He Xu

Date: June 10, 2019

Party B (Seal):

Signature of Legal Representative: /s/ Huang Fusheng

Date: June 10, 2019

Party C (Seal): (seal of Beijing Cornerstone Asset Management Co., Ltd.)

Signature of Legal Representative: /s/ Zhi Wuxia

Date: June 10, 2019